Exhibit 99.1

NEWS RELEASE	CONTACT: David Peuse
FOR IMMEDIATE RELEASE	(715) 839-2146

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

INCREASED FIRST QUARTER 2025 SALES AND EARNINGS

Eau Claire, Wisconsin (May 2, 2025) — National Presto Industries, Inc. (NYSE: NPK) announced today first quarter 2025 sales and earnings as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In response to questions about sales and earnings for the quarter, Maryjo Cohen, President, stated, “All three segments enjoyed increased sales during first quarter 2025 from those reported in 2024. Defense segment sales were up sizably—$25.9 million or 47.1%, reflecting increased shipments from its backlog, while the sales at the Small Appliance/Housewares and Safety segments were up nominally. The Defense segment’s operating earnings were up $4.9 million or 58.6%, primarily attributable to the increased shipments. In contrast, the Housewares/Small Appliance segment reported an operating loss chiefly due to a less favorable mix and higher material costs. The Trump tariffs that went into the effect on goods deemed to have been shipped from the Orient after January 31 also unfavorably affected earnings. Those tariffs are treated as period costs at the time they are incurred. With the President’s so-called “Liberation Day” proclamation, the Trump tariffs are now at 145%. As a result, the announcement (normally included in the first quarter release) of new products and their purchase have been placed on hold. The Safety segment reported a loss as anticipated. Due to the sizable investment in inventory required to support augmented Defense segment awards, the quarter’s portfolio earnings were nominal.”

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, cartridge cases, and metal parts. The Safety segment offers smoke and carbon monoxide alarms and systems that provide early warning of conditions that, if not corrected, would cause significant losses.

	THREE MONTHS ENDED
	March 30, 2025	March 31, 2024
Net Sales	$103,639,000	$76,653,000
Net Earnings	$7,610,000	$6,568,000
Net Earnings Per Share	$1.07	$.92
Weighted Average Shares Outstanding	7,137,000	7,117,000

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.